Exhibit 10.14(a)
PROFIT BASED RSU AWARD NOTICE
to [Name]

Pursuant to the Continental Airlines, Inc.
Long Term Incentive and RSU Program

Performance Period __________ to ____________

This document constitutes your Award Notice with respect to a Profit Based RSU Award as a Participant under the Continental Airlines, Inc. Long Term Incentive and RSU Program (as amended from time to time, the “Program”) adopted under the Continental Airlines, Inc. Incentive Plan 2000 (as amended from time to time, the “Incentive Plan 2000”).  This Award Notice evidences your receipt of a Profit Based RSU Award under the Program, as follows:

(a)           Number of RSUs.  The number of RSUs subject to this Profit Based RSU Award is _______________.

(b)           Performance Period.  This Profit Based RSU Award is with respect to the Profit Based RSU Performance Period commencing on __________ and ending on _____________.

(c)           Performance Target and Cash Hurdle.  The Performance Target applicable to this Profit Based RSU Award is satisfied when (1) a Cumulative Profit Sharing Pool Target is achieved for a particular Fiscal Year and (2) the Financial Performance Hurdle is achieved for such Fiscal Year.  The Cumulative Profit Sharing Pool Target Level(s) applicable to this Profit Based RSU Award are as follows:

[Level One:                                $__________ (*)]

[*The Committee shall establish the Cumulative Profit Sharing Pool Target Levels in accordance with the terms of the Program at the time of the Award.]

The Cash Hurdle applicable to this Profit Based RSU Award is $_____________.

The Cumulative Profit Sharing Pool Target Level that shall be deemed to have been achieved upon a Change in Control for purposes of Section 6.4(b) of the Program is Level ____ for this Profit Based RSU Award.

(d)           Payout Structure.  The Payout Structure applicable to this Profit Based RSU Award is as follows:

Cumulative Profit Sharing Pool Target Level Achieved	Profit Based RSU Payment Percentage (which is the percentage of RSUs for which payments may be made)
[Level One]	[X % (**)]
[**The Committee shall determine the Profit Based RSU Payment Percentage applicable to each Cumulative Profit Sharing Pool Target Level achieved in accordance with the terms of the Program at the time of the Award.]

The Cumulative Profit Sharing Pool Target Level achieved, if any, is determined at the end of each Fiscal Year during the Profit Based RSU Performance Period.  The Cumulative Profit Sharing Pool Target Level achieved determines the applicable Profit Based RSU Payment Percentage.  If more than one Cumulative Profit Sharing Pool Target Level has been established for this Profit Based RSU Award, the Profit Based RSU Payment Percentage for achieving a target level will be reduced by the Profit Based RSU Payment Percentage applicable to the highest Cumulative Profit Sharing Pool Target Level, if any, achieved for any prior Fiscal Year in the Performance Period.  [For example _________________ (***)] [***An example of the calculation of the applicable Profit Based RSU Payment Percentage will be included if more than one Cumulative Profit Sharing Pool Target Level is established by the Committee.]

(e)           Award Payments.  Prior to any payment under the Program, the Human Resources Committee (the “Committee”) must (with limited exceptions) certify in writing that the Performance Target for a Fiscal Year within the Performance Period has been achieved, and that the Cash Hurdle for the Cash Hurdle Measurement Period and any other material terms relating to payment have been satisfied.  If the Committee determines that the Performance Target or Cash Hurdle for a Fiscal Year was not achieved, there will be no payment for such Fiscal Year with respect to this Award.

Payments with respect to achieving a Performance Target will be made in three installments - ___ months, ___months and ___months following the end of the Fiscal Year in which the Performance Target was achieved (****).  [****The payment dates will be established in accordance with the terms of the Program at the time of the Award.]  The Payment Amount payable on such dates with respect to the achievement of a Performance Target will be equal to one third of the number of Profit Based RSUs subject to this Profit Based RSU Award multiplied by the applicable Profit Based RSU Payment Percentage (determined based on the Cumulative Profit Sharing Pool Target Level achieved) multiplied by the Market Value per Share on the payment date (the average closing sales price of a share of Company Stock over the 20-consecutive Trading Days immediately preceding such payment date or, in the event of a Change in Control, immediately preceding the date of the Change in Control).  [Notwithstanding the foregoing, in no event will the aggregate payments under the Program with respect to an RSU subject to this Profit Based RSU Award exceed an amount equal to $_____ (the “Maximum Aggregate Payment Amount,” which amount is subject to adjustment as provided in the Program). (*****)] [*****The Maximum Aggregate Payment Amount will be included if established by the Committee in accordance with the terms of the Program at the time of the Award.]

If the Company does not achieve the Cash Hurdle applicable to a payment date, the payment will be deferred to the next payment date (March 1st of the following year, subject to a limit on the number of years payments may be carried forward).  If the Cash Hurdle is not satisfied for such subsequent payment date, there will be no payment with respect to this Award.  If the Cash Hurdle is satisfied, [then, subject to the Maximum Aggregate Payment Amount limitation (*****),] the Payment Amount will be paid on such date based on the Market Value per Share at the time of payment.

Receipt of a Payment Amount is also conditioned on your continuous employment with the Company through the applicable payment date (with limited exceptions for certain terminations of employment, such as death, Disability, Retirement and a Qualifying Event suffered in connection with a Change in Control).  A Payment Amount may be pro-rated as provided in the Program under certain circumstances.

(f)           General.  Capitalized terms used in this Award Notice are defined in the Program, and your participation is subject to the terms of the Program and the Incentive Plan 2000.  The Program and the Incentive Plan 2000 are hereby incorporated into this Award Notice by reference.  The Company shall have the right to make deductions from Payment Amounts to satisfy withholding of any taxes required by law and may take any other action as may be necessary or appropriate to satisfy any such tax withholding obligations.

If you have any questions, or wish to obtain a copy of the Program or the Incentive Plan 2000, please contact [____].

CONTINENTAL AIRLINES, INC.

By:
     [Officer / Title]